EXHIBIT 10.27
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and effective as of March 30, 2007, between EQUITY MEDIA HOLDINGS CORPORATION, a Delaware corporation (the “Parent” or the “Company”) and LARRY E. MORTON, a resident of the State of Arkansas (the “Employee”).
RECITALS
     This Agreement is entered into in connection with that certain Agreement and Plan of Merger dated April 7, 2006, as amended on May 5, 2006 and September 14, 2006 (the “Merger Agreement”) among the Parent, Equity Broadcasting Corporation (“EBC”), and certain majority shareholders of EBC, pursuant to which EBC will merge with and into Parent with Parent being the surviving corporation.
Terms of Agreement
     In consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.
     1. Employment. The Company hereby employs the Employee and the Employee hereby accepts employment by the Company, upon all of the terms and conditions set forth in this Agreement.
     2. Employment Period. The period during which the Employee shall serve as an employee of the Company shall commence on the date hereof and, unless earlier terminated pursuant to this Agreement, shall expire on the third anniversary of the date hereof (the “Employment Period”).
     3. Duties and Responsibilities. The Employee agrees to perform all duties required of President and Chief Executive Officer of the Company. On the third anniversary of the date hereof, or as otherwise sooner agreed to by the Employee and the Company, the Employee agrees to step down as President and Chief Executive Officer and for two years following the termination of this agreement, the Employee will serve as Vice Chairman of the Board of Directors and will perform such duties as the Board of Directors and Employee mutually agree. Employee further agrees to perform his duties honestly, diligently, competently, in good faith and in the best interests of the Company and shall give his best efforts in performing these duties for the Company. The Employee further agrees that during his tenure as President and Chief Executive Officer of the Company, the Employee shall devote his full time to the rendering of services on behalf of the Company.
     4. Compensation. In consideration for the Employee’s services hereunder and the restrictive covenants contained herein, and subject to the terms and conditions herein during the Employment Period, the Company shall pay to the Employee an annual base salary of Five Hundred and Twenty Thousand Dollars and 00/100 (US $520,000.00) payable in accordance with the Company’s customary payroll practices, which salary will be reviewed annually by the

Board of Directors of the Company (the “Base Salary”); provided however, that during the Employment Period the Base Salary shall not be reduced. Any bonus compensation in addition to the Base Salary shall be determined at the discretion of the compensation committee of the Board of Directors of the Company.
     There shall be withheld from all amounts due to the Employee as compensation for services performed by him such federal and state income taxes, FICA and other amounts as may be required to be withheld under applicable law.
     5. Grant of Stock Options. The Company shall grant the Employee 2,000,000 stock options, adjusted for any and all splits, for stock in the Company with an exercise price at fair market value which options shall vest in four equal installments commencing at the signing of this agreement and on each anniversary thereafter and which shall be a part of and granted pursuant to the terms of the Company’s 2007 Stock Incentive Plan adopted in connection with the Merger Agreement. Said Stock Options shall be exercisable for a minimum of five (5) years. Notwithstanding any provisions contained herein to the contrary, in the event Employee is terminated for any reason whatsoever the termination shall be structured such that Employee shall have two years to exercise his options.
     6. Management Incentive Pool. During the Employment Period, Employee will be entitled to maximum participation in the Company’s Management Incentive Compensation Plan, to be established for current and future executives in conjunction with the Merger Agreement, with a minimum amount of not less than $3,040,000.00, subject to Employee‘s employment at the time the target stock price is obtained.
     7. Vacation and Holidays; Insurance
          (a) During the Employment Period, the Employee shall be entitled to twenty (20) business days of vacation leave each calendar year to be taken at such times as the Employee and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Employee hereunder. Any vacation time not taken by the Employee during any calendar year may not be carried forward into any succeeding calendar year.
          (b) During the Employment Period, the Employee shall also be entitled to take regular office holidays in addition to the vacation leave provided in Section 7(a) above.
          (c) During the Employment Period, the Employee shall be entitled to health, medical, dental, disability, retirement, and life insurance benefit plans fully funded by the Company in the normal course and comparable at least to the level of benefits as those benefit plans that were in place with Employee’s employment prior to the Merger Agreement, and including any further benefit enhancements to the extent exceeding such pre-merger benefit levels hereinafter offered by the Company to its executive personnel as may be approved by the Company’s Board of Director’s for all employees..
     8. Expenses. During the Employment Period, the Employee shall be entitled to reimbursement of reasonable expenses incurred by him which reimbursement shall be subject to and made in accordance with such policies and procedures as may be established by the

Company and as requested by the Board of Directors of the Company. Employee shall be provided with a corporate credit card for out of pocket business expenses, including but not limited to, travel and accommodations.
     9. Termination.
          (a) Termination with Notice by Either Party. The Company or the Employee may terminate this Agreement for any reason or no reason upon sixty (60) days prior written notice to the other. If the Company terminates the employment of the Employee without Good Cause (as defined below), the Company shall pay the Employee the remainder of Employee’s Compensation at the rate of the Base Salary in effect as of the date immediately preceding the date of termination and the cost of premiums for any Company sponsored insurance policies or other benefits, medical, dental, disability, retirement and travel plans (or the cash equivalent) for the greater of twelve (12) months or the remainder of the Employment Period, payable in the manner and at such times as the Base Salary and benefits otherwise would have been payable to the Employee hereunder were the Employee to continue to be employed by the Company. If the Employee terminates his employment with the Company hereunder without Good Cause (as defined below), the Company shall pay the Employee the Base Salary earned and reasonable expenses reimbursable under this Agreement incurred through the date of Employee’s termination; provided that the Company shall not be under any obligation to pay the Employee any unearned or non-accrued Compensation, and the Employee shall not be entitled to, any such severance compensation.
          (b) Termination for Good Cause by Company. In the case of the Company terminating this Agreement, “Good Cause” means any one or more of the following:
          (i) a material breach or default by the Employee of the terms of this Agreement which remains uncured after thirty (30) days following Employee’s receipt from the Company of written notice specifying such breach or default;
          (ii) gross negligence or willful misfeasance by Employee or the breach of fiduciary duty by Employee in the performance of his duties as an employee hereunder;
          (iii) the commission by Employee of an act of fraud, embezzlement or any other crime in connection with Employee’s duties;
          (iv) conviction of Employee of a felony which involves dishonesty or a breach of trust;
          (v) the Employee is unable to perform any of the functions of his position for which he was hired, because such performance is prohibited or enjoined by a judicial or administrative order or other agreement enforcing any non-competition, non-solicitation or other restrictive covenant or agreement to which the Employee is a party.
     In the event of a termination for Good Cause, the Company will pay the Employee the Base Salary earned and reasonable expenses reimbursable under this Agreement incurred through the date of Employee’s termination; except in the case of theft or fraud against the Company in which case no payments of any kind shall be made by the Company to the

Employee. Upon termination of the employee for Good Cause, as provided above, all outstanding and unexercised stock options, vested shall remain with the employee. Upon termination of Employee for Good Cause, as provided above, the Employee shall also be deemed to have resigned as a director of the Company (if such Employee is then a director) and shall deliver to the Company a letter of resignation to this effect. Other than as provided in this paragraph, the Company shall have no further liability to the Employee in the event of termination of Employee for Good Cause. A change in the Employee’s duties from President and Chief Executive Officer to Vice Chairman of the Board, whether after three years or sooner as agreed to by Employee and the Company.
          (c) Termination for Good Cause by Employee. In the case of the Employee terminating this Agreement, “Good Cause” means any one or more of the following: (i) there shall be a continuing breach or continuing default by the Company of the terms of this Agreement which remains uncured after thirty (30) days following the Company’s receipt from the Employee of written notice specifying such breach or default; (ii) requirement by Company for Employee to relocate more than fifty (50) miles; or (iii) a substantial change in Employee’s requirements or duties except as provided hereunder. If the Employee terminates his employment with Good Cause, the Company shall pay the Employee the remainder of Employee’s Compensation at the rate of the Base Salary in effect as of the date immediately preceding the date of termination and the cost of premiums for any Company sponsored insurance policies or other benefits, medical, dental, disability or retirement and travel plans (or the cash equivalent) for the greater of twelve (12) months or the remainder of the Employment Period, payable in the manner and at such times as the Base Salary and benefits otherwise would have been payable to the Employee hereunder were the Employee to continue to be employed by the Company.
          (d) In the event of death of the Employee, Employee’s spouse, or in the event of a death of the spouse, Employee’s children, shall receive all payments and benefits contained herein.
     10. Change in Control and Other Grounds Entitling Employee to Terminate. “Change in Control” shall mean (a) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; (b) any consolidation or merger or other business combination of the Company with any other entity where the shareholders of the Company, immediately prior to the consolidation or merger or other business combination would not, immediately after the consolidation or merger or other business combination, beneficially own, directly or indirectly, shares representing fifty percent (50%) of the combined voting power of all of the outstanding securities of the entity issuing cash or securities in the consolidation or merger or other business combination (or its ultimate parent corporation, if any); or (c) the Board of Directors of the Company adopts a resolution to the effect that a “Change In Control” has occurred for purposes of this Agreement. Notwithstanding the foregoing, no transaction shall be deemed to constitute a “Change in Control” for purposes of this Agreement if such transaction involves or relates to any existing or former business segment or division in which the Company operates.
     Upon a Change in Control, 100% of all unvested stock options and/or restricted shares, if any, held by Employee shall immediately vest.

     11. Confidential Information and Trade Secrets. As consideration for and to induce the engagement of the Employee by the Company, the Employee hereby covenants and agrees to the provisions set forth below.
          (a) Except in the performance of his duties under this Agreement or as the Board of Directors of the Company may expressly authorize or direct in writing, the Employee agrees that he will not at any time during the Employment Period or at any time thereafter for any reason, either directly or indirectly, (i) copy, reproduce, divulge, disclose or communicate to any person or entity, in any manner whatsoever, any Confidential Information (as defined below), (ii) remove from the custody and control of the Company any physical or electronic manifestation of the Confidential Information or (iii) utilize, or permit others to utilize, the Confidential Information for personal use. All Confidential Information, including all physical or electronic manifestations thereof, shall be the exclusive property of the Company, whether prepared, compiled or obtained by the Employee or by the Company, prior to the Employment Period.
          (b) Upon termination of this Agreement by either party, or upon the request of the Company during the Employment Period, the Employee will immediately return to the Company all of the proprietary items of the Company (whether they include Confidential Information or not) in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies, abstracts, sketches, or other physical or electronic embodiment of any proprietary items of the Company.
          (c) “Confidential Information” shall mean all information and trade secrets relating to or used in the business and operations of the Company (including, but not limited to, marketing methods and procedures, customer lists, sources of supplies and materials, business systems and procedures, information regarding its financial matters, or any other information concerning the personnel, operations, trade secrets, know how, or business or planned business of the Company), whether prepared, compiled, developed or obtained by the Employee or by the Company prior to or during the term of this Agreement and the engagement of the Employee hereunder, that is marked “confidential” or “proprietary” (or something similar), is treated by the Company as confidential or proprietary or is reasonably considered to be confidential or proprietary. The provisions of this Section shall not apply to: (i) information that is public knowledge other than as a result of a breach of an obligation of confidence; (ii) information lawfully received by the Employee from a third party who, based upon inquiry by the Employee, is not bound by a confidential relationship to the Company or otherwise; (iii) information independently developed by the Employee prior to the date hereof as evidenced by written documentation in existence prior to the date hereof; or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Employee, provided the Employee shall deliver written notice to the Company of such required disclosure and afford the Company the opportunity to legally curtail such disclosure within the time period required for disclosure. For the purposes of this Section, as the context permits, all references to Company shall be deemed to include its wholly owned subsidiaries.
     12. Non-Competition and Non-Solicitation. As consideration for and to induce the employment of the Employee by the Company, the Employee hereby covenants and agrees that he will not:

          (a) Except as authorized herein or unless Employee terminates for Good Cause or is terminated without Good Cause, during the term of this Agreement and for a period of two (2) years from the date the Employment Period is terminated, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage in any business activity which is in competition with the business conducted by the Company or any of its subsidiaries or affiliates, including without limitation those related to the business of the Company, provided, however, that the beneficial ownership of less than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section 9;
          (b) Except as authorized herein or unless Employee terminates for Good Cause or is terminated without Good Cause, during the term of this Agreement and for a period of two (2) years from the date the Employment Period is terminated: (i) induce any person or entity which is a customer of the Company or any of its subsidiaries or affiliates to patronize any business directly or indirectly in competition with the business conducted by the Company or any of its subsidiaries, affiliates, and/or distributors; (ii) canvass, solicit or accept from any person or entity which is a customer of the Company or any of its subsidiaries or affiliates any such competitive business; or (iii) request or advise any person or entity which has a business relationship with the Company or any of its subsidiaries or affiliates to withdraw, curtail or cancel any business with such entity; or
          (c) Except as authorized herein or unless Employee terminates for Good Cause or is terminated without Good Cause, during the term of this Agreement and for a period of two (2) years from the date the Employment Period is terminated, employ or knowingly permit any company or business directly or indirectly controlled by it to employ, any person who was employed by the Company or any of its subsidiaries, affiliates at or within the prior six months, or in any manner seek to induce any such person to leave his or her employment.
          (d) Permitted Conflicts.
          (i) Notwithstanding anything contained herein, Employee shall be authorized to continue to serve as Chairman of Retro Television, LLC and be an equity owner of the stock.
          (ii) Notwithstanding anything contained herein, Employee shall continue to employ and supervise Lori E. Withrow as Corporate Counsel and Lindsey McGough as Administrative Assistant in their current positions. Any new raises, other than normal cost of living raises, and any job promotions for these employees shall be approved by the Compensation Committee of the Board of Directors.
          (iii) The parties acknowledge that prior to the merger certain other conflicts or potential conflicts of interest exist. Employee shall make reasonable best efforts to eliminate such conflicts as quickly as possible. If an existing action is subsequently deemed to be a conflict, Employee shall have a reasonable period of time to correct and/or eliminate the conflict.

     13. Remedies Upon Breach. The Employee acknowledges that his services hereunder are of a special and unique character and places him in a position of trust and confidence with confidential and proprietary documents and information and employees, customers and suppliers of the Company, and that such information and documents are of a special and unique character that give them a peculiar value, and, as a result, any breach of the Employee’s obligations under Sections 11 or 12 of this Agreement will cause the Company irreparable injury that cannot be adequately compensated by the payment of damages in an action at law. Accordingly, the parties agree that the Company shall be entitled exclusively to the remedies of injunction and/or specific performance and the Company shall not be required to post a bond in connection thereof and the Employee shall pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Company in enforcing its rights hereunder, provided a court of competent jurisdiction grants the Company such equitable relief.
     14. Assignment of Intellectual Property Rights. The Employee hereby acknowledges and agrees that any and all Intellectual Property (as defined below) developed in the course of performing his duties during the term of this Agreement is automatically, immediately and irrevocably assigned to and is the sole property of the Company, including all right, title and interest and goodwill relating thereto of whatever kind or nature, without any further remuneration or compensation to Employee. All right, title and interest in and to the foregoing shall be vested in the Company immediately upon development, conception or reduction to practice. Employee further agrees that, when requested, Employee will, without charge to the Company, but at the Company’s expense, sign all papers and do all other acts which may be necessary, desirable or convenient in connection with the foregoing and for the securing and maintaining of patents, copyrights and legal protection for the foregoing and for the vesting of title in and to the foregoing to the Company. The Company is irrevocably designated by Employee as Employee’s attorney-in-fact to do all such things and execute all such documents as may be reasonably necessary to effectuate the foregoing. “Intellectual Property” means any and all methods, procedures, processes, formulae, techniques, innovations, works, discoveries, concepts, products, properties, compositions, improvements, systems, software, inventions, designs, formulations, drawings, notes, analyses, records, plans, specifications, data, patents, copyrights, trademarks, proprietary information, writings, sketches, specifications, technology, knowledge, ideas, ideas developed, ideas conceived and ideas reduced to practice and other data, things and information of any nature whatsoever in whole or in part prepared, written, contributed, conceived, developed, reduced to practice, produced or discovered by the Employee or resulting from or suggested by (directly or indirectly, in whole or in part) any of the foregoing during the Employment Period.
     15. Miscellaneous.
          (a) Notices. Except as otherwise specified in this Agreement, all notices, requests, consents, approvals and other communications required or permitted under this Agreement will be in writing and will be deemed given (a) when delivered personally against a signed receipt, or (b) One (1) business day after being sent by facsimile to the number specified below (with telecopier confirmation slip retained by the sender and followed by a copy sent by first class mail not later than the next business day), or (c) one business day after being sent by express mail or by reputable overnight courier service, delivery charges prepaid; in each case, to the person, facsimile number and/or addresses specified below:
In the case of the Company:

Equity Media Holdings Corporation
595 South Federal Highway, Suite 500
Boca Raton, Florida 33432
Attn: Chairman
Facsimile: 561-955-7333

In the case of Employee:
Larry Morton
One Shackleford Drive, Suite 400
Little Rock, Arkansas 72211-2545
Facsimile: 501-221-1101
Either party may from time to time change its contact person, address or facsimile number for notification purposes upon at least five (5) business days’ notice to the other party of the new contact person, address or facsimile number.
          (b) Arm’s Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that: (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.
          (c) Expenses. Except as otherwise provided herein, each party shall each bear their own respective costs and expenses, including all legal and accounting fees, with respect to this transaction.
          (d) Assignment. This Agreement, and the rights, interest and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by the Employee and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge or hypothecate or make any other disposition of this Agreement or of such rights, interest and benefits contrary to the foregoing provision or the levy of any attachment or similar process thereon shall be null and void and without effect.
          (e) Benefit. The rights and obligations of this Agreement shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the parties hereunder. Nothing expressed or implied herein shall be construed to give any person other than the parties to this Agreement and their permitted successors and assignees any legal or equitable rights hereunder.

          (f) Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts
          (g) Applicable Law. This Agreement has been executed and it is expected by the parties that its primary consummation by Employee shall occur in Arkansas, and therefore it shall be governed by, and shall be construed, interpreted and enforced in accordance with, the laws of the State of Arkansas, without regard to the application of the principles of conflicts of law.
          (h) Jurisdiction and Venue. Any suit, action or proceeding with respect to this Agreement shall be brought in the courts of Pulaski County, Arkansas. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue permitted by statute, will be Pulaski County, Arkansas or such other location mutually agreed to by the Parties. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to delaying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Pulaski County, Arkansas or such other location mutually agreed to by the Parties, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in Pulaski County, Arkansas has been brought in an inconvenient forum.
          (i) Entire Agreement. This Agreement (including any Exhibits) contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior written or oral commitments, arrangements or understanding with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth in this Agreement (including the Exhibits).
          (j) Severability Survival. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted. The provisions of Sections 11, 12, 13 and 15 will survive the expiration or termination for any reason of the Employee’s relationship with the Company and will survive the expiration or termination of this Agreement.

          (k) Attorneys’ Fees. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, each party shall be responsible for its attorneys fees, costs and legal expenses.
          (l) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          (m) Counterparts. This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date written above.

EQUITY MEDIA HOLDINGS CORPORATION
By:	/s/ Richard C. Rochon
	Name:	Richard C. Rochon
	Title:	Vice Chairman

EMPLOYEE:
/s/ Larry E. Morton
Larry E. Morton

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